Exhibit 23.2
Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements (No. 333-194578, 333-194581, 333-254168, 333-273218 and 333-275737) on Form S-8 of Liberty Global Ltd. of our report dated March 26, 2024, with respect to the consolidated financial statements of VMED O2 UK Limited, which report appears in the Form 10-K/A of Liberty Global Ltd. dated March 26, 2024.

/s/ KPMG LLP

London, United Kingdom
March 26, 2024